AGREEMENT AND PLAN OF MERGER

by and among

MOBILEPRO CORP.,

MVCC ACQUISITION CORP., AND

CLOSECALL AMERICA, INC.

Dated as of August 31, 2004

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AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER, dated as of August 31, 2004 (this “Agreement”), is made by and among Mobilepro Corp., a Delaware corporation (“Buyer”), MVCC Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of Buyer (“Buyer Sub”) and CloseCall America, Inc., a Maryland corporation (the “Company”).

        WHEREAS, the Board of Directors of Buyer, Buyer Sub and the Company have determined that it is in the best interests of their respective companies and their stockholders to consummate the business combination transaction provided for herein in which the Company will, subject to the terms and conditions set forth herein, merge with and into the Buyer Sub, with the Buyer Sub being the surviving entity (the “Merger”);

        WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger; and

        WHEREAS, the Merger is intended to be treated as a tax-free reorganization pursuant to the provisions of Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the “Code”).

        NOW, THEREFORE, in consideration of the premises and the mutual covenants, warranties and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
THE MERGER

        Section 1.1  The Merger. Subject to the terms and conditions of this Agreement, in accordance with the General Corporation Law of the State of Delaware (the “Delaware Law”) and the Maryland General Corporation Law (the “Maryland Law”), following the execution of this Agreement and concurrent with the filing of a Certificate of Merger with the Secretary of State of the State of Delaware and the Articles of Merger with the Department of Assessments and Taxation of the State of Maryland (each a “Certificate of Merger” and collectively, the “Merger Certificates ”) (in accordance with the relevant provision of Delaware Law and Maryland Law, respectively), the Company shall merge with and into Buyer Sub. The separate corporate existence of the Company will cease upon the filing of the Merger Certificates (the “Effective Time”), and the Buyer Sub will continue as the surviving corporation (hereinafter sometimes referred to as the “Surviving Corporation”) in the Merger. Buyer Sub, as the surviving corporation after the Merger, will be governed by the law s of the State of Delaware.

        Section 1.2  Effect of the Merger; Closing. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and the applicable provisions of Delaware Law and Maryland Law. At the Effective Time all the property, rights, privileges, powers and franchises of the Company and Buyer Sub will vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Buyer Sub not paid by the Company or Buyer Sub, respectively, at or before Closing will become the debts, liabilities and duties of the Surviving Corporation. The Closing of the Merger shall take place at the offices of Schiff Hardin LLP, located at 1101 Connecticut Ave., Suite 600, Washington, DC 20036, at a time and date to be specified by the parties, which shall be on the earlier of (i) the second business day after the satisfaction of the conditions set forth in ARTICLE V, or (ii) September 30, 2004. For purposes of this Agreement, the date of the Closing shall be known as the “Closing Date.”

        Section 1.3  Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of Buyer Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, provided, however, that Article I of the Certificate of Incorporation of the Surviving Corporation will be amended to reflect that the name of the Surviving Corporation will be “CloseCall America, Inc.”

        Section 1.4  Bylaws. At the Effective Time, the bylaws of Buyer Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, provided, however, that the bylaws of the Surviving Corporation will be amended to reflect that the name of the Surviving Corporation will be “CloseCall America, Inc.”

        Section 1.5  Board of Directors and Officers. The directors and corporate officers of Buyer Sub immediately prior to the Effective Time shall continue to be the directors and corporate officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, until their respective successors are duly elected or appointed (as the case may be) and qualified.

        Section 1.6  Conversion of Capital Stock. At the Effective Time, other than Dissenting Shares (as defined in Section 1.9), if any, for which holders of the Company Stock (the “Company Shareholders”) have made a demand for fair value in accordance with Section 3-202 of the Maryland Law, by virtue of the Merger and without any action on the part of Buyer Sub, the Company or the holder of any shares of capital stock of the Company or Buyer Sub:

        (a)  Each share of the Company Stock (as defined in Section 2.2(a)) issued and outstanding immediately prior to the Effective Time, other than the Company Dissenting Shares, shall be converted into and become the right to receive:

            (i)  An amount in cash per share determined by dividing $8,000,000 by the number of issued and outstanding shares of the Company’s Common Stock, Class A Stock, Class B Stock, Class C Stock and Class C Warrant Stock on the date of the Closing (for an aggregate cash consideration to the Company Shareholders of $8,000,000) (the “Cash Consideration ”);

            (ii)  A number of shares of Buyer Common Stock determined by dividing 40,000,000 by the number of issued and outstanding shares of the Company’s Common Stock, Class A Stock, Class B Stock, Class C Stock and Class C Warrant Stock on the date of the Closing (for an aggregate of 40,000,000 shares of Buyer Common Stock) (the “Stock Consideration ”); and

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            (iii)  A number of warrants to purchase shares of Buyer Common Stock determined by dividing 2,500,000 by the number of issued and outstanding shares of the Company’s Common Stock, Class A Stock, Class B Stock, Class C Stock and Class C Warrant Stock on the date of the Closing (for an aggregate of 2,500,000 warrants to purchase shares of Buyer Common Stock), such warrants exercisable at $0.30 per share, and a number of warrants to purchase shares of Buyer Common Stock determined by dividing 1,000,000 by the number of issued and outstanding shares of the Company’s Common Stock, Class A Stock, Class B Stock, Class C Stock and Class C Warrant Stock on the date of the Closing (for an aggregate of 1,000,000 warrants to purchase shares of Buyer Common Stock), such warrants exercisable at $0.35 per share (collectively the “Warrants”), which Warrants shall be certificated in a form that is mutually acceptable to Buyer and the Company (the “Warrant Consideration”).

    For purposes of this Agreement, “Class C Warrant Stock” shall be defined as the shares of Class C Stock that would be issuable upon the cashless exercise of any Warrants to purchase Class C Stock that have not been exercised at the Effective Time.

        (b)  All shares of the Company Common Stock that are held by the Company as treasury stock shall cease to exist and no Merger Consideration, Buyer Common Stock or other consideration shall be delivered in exchange therefore.

        (c)  The shares of Buyer Common Stock and the shares of Buyer Common Stock issuable upon exercise of the Warrants will not have been registered and will be deemed to be “restricted securities” under federal securities laws and may not be resold without registration under or exemption from the Securities Act of 1933, as amended (the “Securities Act ”). Each certificate evidencing shares of Buyer Common Stock and Buyer Common Stock issuable upon exercise of the Warrants will bear the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SHARES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION WITHOUT EXEMPTION UNDER THE SECURITIES ACT OR AN OPINION OF LEGAL COUNSEL REASONABLY ACCEPTABLE TO MOBILEPRO CORP. THAT SUCH REGISTRATION IS NOT REQUIRED.

        (d)  Each share of Buyer Subs’ Common Stock issued and outstanding immediately prior to the Effective Time shall thereafter be converted into and represent one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation.

        Section 1.7  General Escrow Shares and General Escrow Cash.

        (a)  General Escrow Shares. At the Effective Time, Buyer shall withhold from the Stock Consideration, Eight Million (8,000,000) shares of Buyer Common Stock (the “General Escrow Shares”) which shall be allocated among the Company Shareholders on a pro-rata bas is based upon the number of shares and amount of cash each such holder is entitled to receive pursuant to Section 1.6 with respect to its shares of the Company Stock relative to the number of shares and amount of cash all such holders are entitled to receive pursuant to Section 1.6 with respect to their shares of the Company Stock (“ Pro Rata Share”). Any such General Escrow Shares and cash will be delivered by Buyer to SunTrust Bank (the “Escrow Agent”), as escrow agent, to be held pursuant to the terms of the escrow agreement (the “Escrow Agreement”), in a form that is mutually acceptable to Buyer and the Company. The payment of any General Escrow Shares in satisfaction of any indemnification obligations under ARTICLE VII shall be made on a pro rata basis based upon each holders’ Pro Rata Share. Escrow Agent shall hold the General Escrow Shares for one year following the Effective Time of the First Merger (the “General Escrow Period”) as security for the Company indemnification obligations for Damages under ARTICLE VII.

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        (b)  General Escrow Cash. At the Effective Time, Buyer shall withhold $250,000 (the “General Escrow Cash”) from the Cash Consideration payable pursuant to Section 1.6 to the Company Shareholders, which shall be allocated among the Company Shareholders based upon their respective Pro Rata Share. Escrow Agent shall hold the General Escrow Cash for sixty (60) days (the “General Escrow Cash Period”) as security for any post-closing adjustments to the Merger Consideration pursuant to Section 4.3(a) and any such payments of any General Escrow Cash in satisfaction of any post-closing adjustments to the Merger Consideration shall be made on a pro rata basis based upon each holder’s Pro Rata Share.

        (c)  Distributions on General Escrow Shares. Any dividends or distributions payable in shares of Buyer Common Stock or other equity securities or issued upon a stock split made in respect of any General Escrow Shares shall be considered General Escrow Shares hereunder. Cash dividends and any other dividends or distributions in kind on the General Escrow Shares (“ General Escrow Dividends”) shall be distributed to the Company Shareholders in accordance with their respective Pro Rata Shares within fifteen (15) business days following the expiration of the General Escrow Period.

        (d)  Voting of General Escrow Shares. The Company Shareholders on whose behalf General Escrow Shares are held by Escrow Agent shall be entitled to vote such shares. Buyer need not forward proxy information, annual or other reports or other information with respect to the General Escrow Shares to the Company Shareholders to the extent such documents or materials are otherwise furnished by Buyer with respect to other shares of Buyer Common Stock distributed to such holders pursuant to this Agreement.

        (e)  Deposit of Cash Consideration. On or immediately before the Closing Date, Buyer shall cause the Cash Consideration to be deposited with Escrow Agent in a segregated interest-bearing account at a bank of its selection with assets of at least $100,000,000 (the “Cash Consideration Escrow ”). Except as provided in Section 1.7(f), the interest, earnings and income that accrue upon the Cash Consideration during the period of time during which the Cash Consideration is held in such account shall be retained by the Buyer.

        (f)  Deposit of General Escrow Cash. The interest, earnings and income that accrue upon the General Escrow Cash during the period of time during which the General Escrow Cash is held in such account (the “General Escrow Earnings”) shall be deemed to be part of the General Escrow Cash only with respect to the interest, earnings and income earned on that portion of the General Escrow Cash that is distributed to the Company Shareholders in accordance with this Agreement. The General Escrow Cash and General Escrow Earnings shall be initially invested by Escrow Agent in a U.S. Treasury money market fund and in such other securities as may be directed in writing by both Buyer and Spencer Trask Media and Communications Group, LLC on behalf of the Company Shareholders (the “Representative”) pursuant to the terms of the Escrow Agreement. For tax reporting purposes, all General Escrow Cash, and all General Escrow Earnings, if any, attributable to the General Escrow Cash, shall be allocable to Buyer unless and until the General Escrow Cash and/or General Escrow Earnings have been distributed to the Company Shareholders in accordance with this Agreement.

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        (g)  Release of General Escrow Shares. As soon as reasonably practicable (but in any event within ten (10) business days) following the expiration of the General Escrow Period, Escrow Agent shall release to the Company Shareholders, at their respective addresses and in accordance with their respective Pro Rata Shares, the General Escrow Dividends and General Escrow Earnings, and all of the remaining General Escrow Shares, if any, in excess of (i) any General Escrow Shares delivered by Escrow Agent in satisfaction of Claims (as defined in ARTICLE VII) for Damages (as defined in ARTICLE VII) by Buyer Indemnified Persons (as defined ARTICLE VII ) and (ii) any amount of General Escrow Shares that is necessary to satisfy all unresolved, unsatisfied or disputed Claims for Damages specified in any Notice of Claim (as defined in ARTICLE VII) delivered to the Representative before the expiration of the General Escrow Period. If any Claims are unresolved, unsatisfied or disputed as of the expiration of the General Escrow Period, then Escrow Agent shall retain possession of that number of General Escrow Shares determined by dividing the total maximum amount of Damages then being claimed by Buyer Indemnified Persons in all such unresolved, unsatisfied or disputed Claims by $0.25, and as soon as reasonably practicable (but in any event within ten (10) business days) following resolution of all such Claims, Escrow Agent shall release to the Company Shareholders, at their respective addresses and in accordance with their respective Pro Rata Shares of the General Escrow Shares, all remaining General Escrow Shares, if any, not required to satisfy such Claims. Such releases of General Escrow Dividends and General Escrow Earnings shall be made by check. If the number of General Escrow Shares to be distributed to any Company shareholder is not evenly divisible by one, Buyer shall round to the nearest whole number.

        (h)  Release of General Escrow Cash and General Escrow Earnings. Release of any General Escrow Cash and General Escrow Earnings shall be in accordance with Section 4.3(a).

        (i)  No Transfer or Encumbrance. To the extent permitted by applicable law, no General Escrow Shares, General Escrow Dividends, General Escrow Cash, General Escrow Earnings or any beneficial interest therein may be pledged, encumbered, sold, assigned or transferred (including any transfer by operation of law), by Buyer or a Company shareholder or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of Buyer or such Company sha reholder or used for any reason, prior to (i) in the case of Buyer, the retention of General Escrow Shares in satisfaction of a resolved Claim for Damages or General Escrow Cash to address any post-closing Merger Adjustment in accordance with this Agreement or (ii) in the case of the Company Shareholders, the release by Escrow Agent to the Company Shareholders of General Escrow Shares, General Escrow Dividends, General Escrow Cash or General Escrow Earnings in accordance with this Agreement, except that Company Shareholders shall be entitled to assign their rights to the General Escrow Shares, General Escrow Cash, General Escrow Dividends or General Escrow Earnings by will, by the laws of intestacy or by other operation of law.

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        (j)  No Liability of the Escrow Agent. In holding and administering the General Escrow Shares, General Escrow Cash, General Escrow Dividends and General Escrow Earnings, the Escrow Agent will incur no liability with respect to any action taken by it in reliance upon any written notice, direction, instruction, consent, statement or other document believed by it to be genuine and to have been signed by the Representative (and shall have no responsibility to determine the auth enticity thereof), nor for any other action or inaction, except the Escrow Agent’s own willful misconduct or gross negligence. In all questions arising under this Agreement with respect to the General Escrow Shares, General Escrow Cash, General Escrow Dividends and General Escrow Earnings, the Escrow Agent may rely on the advice of counsel, and the Escrow Agent will not be liable to anyone for anything done, omitted or suffered in good faith by the Escrow Agent based on such advice, except for the Escrow Agent’s own willful misconduct or gross negligence.

        Section 1.8  Surrender of Shares; Stock Transfer Books.

        (a)  As soon as reasonably practicable after the Effective Time, but in any event within ten (10) Business Days after the Effective Time, Buyer shall cause to be mailed to each holder of record of shares of Company Stock that was outstanding immediately prior to the Effective Time (the certificates evidencing such securities being “Company Certificates”) a nd which were converted into the right to receive the Merger Consideration, the following: (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon delivery of the Company Certificates to Buyer and shall be in such form and have such other provisions as Buyer may reasonably specify; and (ii) instructions for use in effecting the surrender of the Company Certificates to Buyer in exchange for the Merger Consideration subject to the withholding of General Escrow Shares and General Escrow Cash pursuant to Section 1.7. Upon surrender of a Company Certificate for cancellation or upon delivery of an Affidavit (as defined in Section 1.8 (c)), together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such certificate shall be entitled to receive promptly in exchange therefore the per share Merger Consideration that such holder is entitled to receive pursuant to this Article I, and the certificate so surrendered shall forthwith be cancelled, subject to the withholding of General Escrow Shares and General Escrow Cash pursuant to Section 1.7. Until Company Certificates are surrendered or an Affidavit is delivered pursuant to this Section 1.8, such Company Certificates shall be deemed, for all purposes, to evidence the right to receive the Merger Consideration pursuant to Section 1.6, subject to the provisions regarding rights of holders of dissenting shares and Section 1.7 regarding the General Escrow Shares and General Escrow Cash.

        (b)  At the Effective Time, the stock transfer books of the Company will be closed and there will not be any further registration of transfers of any Shares, options or warrants thereafter on the records of the Company.

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        (c)  In the event any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of lost certificate and an indemnity or bond in form and substance reasonably satisfactory to Buyer (the “Affidavit”) (together with any required Form W-9 or Form W-8) of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, Buyer will promptly issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration deliverable in respect thereof as determined in accordance with Section 1.6, subject to the withholding of General Escrow Shares and General Escrow Cash pursuant to Section 1.7, if the Person to whom the Merger Consideration is paid will, as a condition precedent to the payment thereof, give the Surviving Corporation a bond in such sum as the Surviving Corporation may reasonably direct or otherwise indemnify the Surviving Corporation in a manner reasonably satisfactory to it against any claim that may be made against the Surviving Corporation with respect to the Certificate claimed to have been lost, stolen or destroyed.

    For purposes of this Agreement, “Person” shall mean any individual, general or limited partnership, corporation, limited liability company, joint stock company, estate, unincorporated organization, association, trust, joint venture, Governmental Authority, business entity or other entity of any kind or nature.

        Section 1.9  Warrants. At the Effective Time, each outstanding warrant to purchase shares of Company Class C Stock (each a “Company Warrant”), will be assumed by Buyer and upon exercise thereof, such holders shall be entitled to receive the Merger Consideration calculated in accordance with Section 1.6 as if such warrants had been exercised for Class C Stock immediately before the Effective Time.

        Section 1.10  Dissenting Shares. The Company Shareholders who have complied with all requirements for perfecting stockholders’ rights to demand fair value in as set forth in Sections 3-202 and 3-203 of the Maryland Law, shall be entitled to their rights under the Maryland Law with respect to such shares (the “Dissenting Shares ”).

        Section 1.11  Fractional Shares. No fractional shares of Buyer Common Stock or Warrants to purchase a fractional share of Buyer Common Stock will be issued in connection with the Merger, but in lieu thereof each holder of the Company Stock who would otherwise be entitled to receive a fraction of a share of Buyer Common Stock or Warrants to purchase a fractional share will receive from Buyer, promptly after the Effective Time, a number of shares of Buyer Common Stock or Warrants to purchase Buyer Common Stock rounded to the nearest whole number.

        Section 1.12  Further Assurances. The Company agrees that if, at any time before or after the Effective Time, Buyer considers or is advised that any further deeds, assignments or assurances are reasonably necessary or desirable to vest, perfect or confirm in Buyer title to any property or rights of the Company, Buyer and its proper officers and directors may execute and deliver all such proper deeds, assignments and assurances and do all other things necessary or desirable to vest, perfect or confirm title to such property or rights in Buyer and otherwise to carry out the purpose of this Agreement, in the name of the Company or otherwise.

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        Section 1.13  Securities Law Issues. Based in part on the representations of the Company Shareholders made herein, Buyer Common Stock and Warrants to be issued in the Merger will be issued pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act ”) and/or Rule 506 under Regulation D promulgated under the Securities Act and applicable state securities laws.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as set forth in the Company Disclosure Letter attached to this Agreement (the “Company Disclosure Letter”), the Company represents and warrants to Buyer as follows:

        Section 2.1  Organization, Qualification and Corporation Power. The Company (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to own, operate or lease its properties and to carry on its business as is now being conducted and proposed to be conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined below) on the Company, and (b) is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify or to be in good standing would not have, or not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has furnished to Buyer true, correct and complete copies of its Articles of Amendment and Restatement and Bylaws.

    For purposes of this Agreement, the term “Material Adverse Effect” when used in connection with an entity means any change, event, circumstance or effect whether or not such change, event, circumstance or effect is caused by or arises in connection with a breach of a representation, warranty, covenant or agreement of such entity in this Agreement that is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), capitalization, financial condition, operations or results of operations, employees or prospects of such entity taken as a whole with its subsidiaries other than any adverse change, event or occurrence, (i) resulting from the entry into this Agreement or the public announcement thereof, (ii) attributable to changes in general economic conditions, or financial markets or conditions affecting the industry in which the Company or Buyer operates (provided such change does not affect such entity in a disproportionate manner), (iii) arising from or relating to any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof (provided such change does not affect such entity in a disproportionate manner), or (iv) arising from or relating to actions required to be taken under applicable law, rules, regulations, contracts or agreements.

        Section 2.2  Capitalization; Subsidiaries.

        (a)  The authorized capital stock of the Company consists of 111,500,000 shares divided into (i) 70,000,000 shares of common stock, $.0001 par value, of which 4,326,460 shares are issued and outstanding (the “Company Common Stock”) to the individuals listed in Section 2.2 (a) of the Company Disclosure Letter, (ii) 5,500,000 shares of Series A Convertible Preferred Stock, $.10 par value, of which 5,500,000 shares are issued and outstanding (the “Company Series A Stock”) to the individuals listed in Section 2.2 (a) of the Company Disclosure Letter, (iii) 5,000,000 shares of Series B Convertible Preferred Stock, $.01 par value, of which 5,000,000 shares are issued and outstanding (the “Company Series B Stock”) to the individuals listed in Section 2.2 (a) of the Company Disclosure Letter, (iv) 21,000,000 shares of Series C Convertible Preferred Stock, $.01 par value, of which 13,438,682 shares are issued and outstanding (the “Company Series C Stock” and together with the Company Common Stock, the Company Series A Stock and the Company Series B Stock, the “ Company Stock”) to the individuals listed in Section 2.2 (a) of the Company Disclosure Letter and (v) 10,000,000 shares of Series Preferred Stock, none of which have been designated or are issued and outstanding. Other than the Company Stock, there are no other classes, series or types of stock for the Company outstanding. Except as listed in Section 2.2(a) of the Company Disclosure Letter, to the Knowledge of the Company, the Company Shareholders hold good and marketable title to such Company Stock, free and clear of all liens, mortgages, encumbrances, pledges, claims, options, charges, easements, restrictions, covenants, conditions of record, encroachments, security interests and claims of every kind and character (each, a “Lien”), agreements, voting trusts, proxies and other arrangements or restrictions of any kind whatsoever (other than normal restrictions on transfer under applicable federal and state securities laws). All issued and outstanding shares of Company Stock have been duly authorized and were validly issued, are fully paid and nonassessable, are not subject to any right of rescission, are not subject to preemptive rights by statute, the Articles of Amendment and Restatement or Bylaws of the Company, or, except as listed in Section 2.2(a) of the Company Disclosure Letter, any agreement or document to which the Company is a part y or by which it is bound and have been offered, issued, sold and delivered by the Company in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of applicable federal and state securities laws. Except as listed in Section 2.2(a) of the Company Disclosure Letter, the Company is not under any obligation to register under the Securities Act any of its presently outstanding securities or any securities that may be subsequently issued. There is no liability for dividends accrued but unpaid with respect to the Company’s outstanding securities.

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        (b)  An aggregate of 3,000,000 shares of Company Common Stock are reserved and authorized for issuance pursuant to the CloseCall America Inc. 2000 Stock Incentive Plan (the “Company Plan”), of which options to purchase a total of 2,746,676 shares of Company Common Stock are outstanding. Except as disclosed in Section 2.2 (b) of the Company Disclosure Letter, there are no existing (i) options, warrants, calls, preemptive rights, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating the Company to issue, transfer or sell any shares of capital stock or other equity interest in, the Company or securities convertible into or exchangeable for such shares or equity interests, (ii) contractual obligations of the Company to repurchase, redeem or otherwise acquire any capital stock of the Company or (iii) voting trusts or similar agreements to which the Company is a party with respect to the voting of the capital stock of the Company. The Company has delivered to Buyer, a correct and complete list of each Company option and Company warrant outstanding as of the date hereof, including the name of the holder of such Company option or Company warrant, the Company Plan or other agreement pursuant to which such Company option was issued, the number of shares covered by such Company option or Company warrant, the per share exercise price of such Company option or Company warrant and the vesting commencement date and vesting schedule applicable to each such Company option, including the number of shares vested as of the date of this Agreement.

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        (c)  The Company does not have any direct or indirect Subsidiaries or any interest, direct or indirect, in any corporation, partnership, joint venture or other business entity.

    For purposes of this Agreement, the term “Subsidiary” of a Person means any corporation or other legal entity of which such Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

        Section 2.3  Ownership of Shares.

        (a)  To the Knowledge of the Company, the Company Shareholders are the record and beneficial owners of, and have good and valid title to, all of the Company Stock, which Company Stock (i) is free and clear of all liens, mortgages, encumbrances, pledges, claims, options, charges, easements, restrictions, covenants, conditions of record, encroachments, security interests and claims of every kind and character (each, a “Lien ”) and (ii) are free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests).

        (b)  To the Knowledge of the Company, there are no outstanding existing (i) options, warrants, calls, preemptive rights, subscriptions or other rights, convertible securities, agreements or commitments of any character to which a Stockholder is a party obligating the Company Shareholders to issue, transfer or sell any Company Stock or other equity interest in the Company or securities convertible into or exchangeable for such shares or equity interests or (ii) except as listed in Section 2.3 (b) of the Company Disclosure Letter, voting trusts, stockholders’ agreements or similar agreements to which a Stockholder is a party with respect to the voting of the Company Stock owned by such Stockholder.

        Section 2.4  Authority Relative to this Agreement.

        (a)  The Company has the necessary corporate power and authority to enter into this Agreement and, subject to the filing of the Merger Certificates, to carry out its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, subject to the required approval of the shareholders of the Company, have been duly authorized by all necessary corporate action on the part of the Company and, subject to the filing of the Merger Certificates and approval of the Company Shareholders, no other corporate proceeding is necessary for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Buyer and Buyer Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except that (a) the enforceability hereof may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereinafter in effect, affecting creditors’ rights generally, and (b) the general principles of equity (regardless of whether enforceability is considered at a proceeding at law or in equity).

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        Section 2.5  No Conflict; Required Filings and Consents.

        (a)  The execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the transactions contemplated hereby will not, (i) conflict with or violate any law, court order, judgment or decree applicable to the Company or by which any of its property is bound, (ii) violate or conflict with the Articles of Amendment and Restatement or Bylaws of the Company, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time of both would become a default) under, or give to others any rights of termination or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company pursuant to, any contract, instrument, Permit (as defined in Section 2.17) or license to which the Company is a party or by which the Company or any of its property is bound, except in the case of clauses (i) and (iii) for conflicts, violations, breaches or defaults which, individually or in the aggregate, would not have or result in a Material Adverse Effect on the Company.

        (b)  Except for the filing of the Merger Certificates, any filings to be made under the Securities Act or the Securities Exchange Act of 1934 (the “Exchange Act”) and any applicable requirements, if any, under “takeover” or “blue sky” laws of various states and as listed in Section 2.5 (b) of the Company Disclosure Letter, the Company is not required to submit any notice, report or other filing with any federal, state or local or foreign government, political subdivision thereof, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental United States or foreign self-regulatory agency, commission or authority or any arbitral tribunal (each, a “Governmental Entity”) in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby the failure of which to submit would, individually or in the aggregate, have or result in a Material Adverse Effect on the Company. Except as listed in Section 2.5 (b) of the Company Disclosure Letter, no waiver, consent, approval or authorization of any Governmental Entity or any third party is required to be obtained or made by the Company in connection with its execution, delivery or performance of this Agreement the failure of which to obtain or make, individually or in the aggregate, would have or result in a Material Adverse Effect on the Company.

        Section 2.6  Financial Statements; Debt; Projections.

        (a)  Attached as Section 2.6 (a) of the Company Disclosure Letter are the Company’s audited balance sheet dated as of December 31, 2003, and the related income statement and statement of cash flows for the year then ended and (ii) the Company’s unaudited balance sheet (the “Company Balance Sheet”) as at July 31, 2004 (the “Balance Sheet Date”), and the related statement of cash flows and income statement for the seven (7) months then ended (all such financial statements being collectively referred to herein as the “Company Financial Statements”). The Company Financial Statements (a) have been prepared in accordance with the books and records of the Company, (b) fairly present the financial condition of the Company at the date therein indicated and the results of operation for the period therein specified and (c) have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis (“GAAP”), subject in the case of the Company Balance Sheet, to normal year-end adjustments and the absence of footnotes in the Company Financial Statements.

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        (b)  The Company has no material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected or reserved against in the Company Financial Statements or has been incurred since the Balance Sheet Date in the ordinary course of its business, consistent with past practice and that is not material in amount either individually or collectively.

        (c)  Attached as Section 2.6 (c) of the Company Disclosure Letter is the Company’s projected closing balance sheet dated as of August 31, 2004 (the “Projected Company Balance Sheet”). Such Projected Company Balance Sheet has been prepared in good faith by the Company, in a manner consistent with past practices, and was based upon estimates, information and assumptions which the Company believes were reasonable and fair in light of the conditions which existed when such projections were made.

        (d)  Attached as Exhibit 2.6 (d) of the Company Disclosure Letter are the Company’s 2004 Projections (the “Projections ”). Such Projections have been prepared in good faith by the Company, and were based on estimates, information and assumptions which the Company believes were reasonable and fair in light of the conditions which existed when such projections were made.

        Section 2.7  Absence of Certain Changes. Since the Balance Sheet Date, except as listed in Section 2.7 of the Company Disclosure Letter, there has not been with respect to the Company:

        (a)  any change in the financial condition, properties, assets, liabilities, business or operations thereof which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had or will have a Material Adverse Effect thereon;

        (b)  any material loss of customers;

        (c)  any contingent liability incurred thereby as guarantor or otherwise with respect to the obligations of others;

        (d)  any Lien (other than a Permitted Lien) placed on any of the properties thereof;

        (e)  any material obligation or liability incurred thereby other than obligations and liabilities incurred in the ordinary course of business;

        (f)  any purchase or sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any of the properties or assets thereof other than in the ordinary course of business;

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        (g)  any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, assets or business thereof;

        (h)  any declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, the capital stock thereof, any split, combination or recapitalization of the capital stock thereof or any direct or indirect redemption, purchase or other acquisition of the capital stock thereof;

        (i)  any labor dispute or claim of unfair labor practices, any change in the compensation payable or to become payable to any of its officers, employees or agents, or any bonus payment or arrangement made to or with any of such officers, employees or agents;

        (j)  any change with respect to the management, supervisory or other key personnel thereof;

        (k)  any payment or discharge of a material Lien or liability thereof which Lien was not either shown on the Company Balance Sheet or incurred in the ordinary course of business thereafter; or

        (l)  any obligation or liability incurred thereby to any of its officers, directors or stockholders or any loans or advances made thereby to any of its officers, directors or stockholders except normal compensation and expense allowances payable to officers.

        Section 2.8  Tax Matters.

        (a)  Except as listed in Section 2.8 (a) of the Company Disclosure Letter: the Company has timely filed all Tax Returns that it was required to file, and all such Tax Returns were correct and complete in all material respects; all Tax liabilities of the Company for all taxable periods or portions thereof ending on or prior to the Effective Time have been, or will be prior to the Effective Time, timely paid or are adequately reserved for in accordance with GAAP in the Company Financial Statements, other than such Tax liabilities as are being contested in good faith by the Company; there are no ongoing federal, state, local or foreign audits or examination of any Tax Return of the Company; the Company has no outstanding waivers of any statute of limitations or extensions of time with respect to any Taxes; and, to the Company’s Knowledge no claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

        (b)  The Company has withheld or collected and paid or deposited in accordance with law all Taxes required to have been withheld or collected and paid or deposited by the Company in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

        (c)  Excepted as listed in Section 2.8 (c) there is no ongoing dispute or claim concerning any Tax liability of the Company either (i) claimed or raised by any authority in writing or (ii) as to which the Company has Knowledge.

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        (d)  For purposes of this Agreement:

        (i)  “Knowledge” or words of similar import means all information that is actually known or could reasonably be expected to be known, and (i) in the case of the Company, by the Tom Mazerski, Richard Ramlall, Brian Leyda or Greg Van Allen and (ii) in the case of the Buyer, by Jay O. Wright, Kevin Kuykendall or Kurt Gordon.

        (ii)  “Taxes” means all taxes, charges, fees, levies or other similar assessments or liabilities, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll and franchise taxes imposed by a Governmental Entity, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof, and any amounts of Taxes of a third Person that the Company is liable to pay by law or otherwise; and

        (iii)  “Tax Returns” means all reports, returns, declarations, statements or other information supplied or required to be supplied to a taxing authority in connection with Taxes including any schedules, attachments or amendments thereto.

        Section 2.9  Title to Properties. Except as listed in Section 2.9 of the Company Disclosure Letter, the Company has good and marketable title to all of its assets as shown on the Company Balance Sheet, free and clear of all Liens (other than Permitted Liens). All machinery and equipment included in such properties is in working condition and repair, normal wear and tear excepted, and all leases of real or personal property to which the Company is a party are fully effective and afford the Company peaceful and undisturbed possession of the subject matter of the lease. Within the next six (6) months, the Company has no plans to replace, nor to the Company’s Knowledge is there a need to replace, any single piece of equipment valued at over $10,000 or equipment valued at over $100,000 in the aggregate. Attached hereto in Section 2.9 of the Company Disclosure Letter is a list of the Company equipment valued at over $10,000, its date of purchase and location. The Company is not in violation of any zoning, building, safety or environmental ordinance, regulation or requirement or other law or regulation applicable to the operation of owned properties (the violation of which would have a Material Adverse Effect on its business), nor has it received any notice of violation with which it has not complied. With respect to leased properties, to the Company’s Knowledge it is not in violation of any zoning, building, safety or environmental ordinance, regulation or requirement or other law or regulation applicable to the operation of the Company owned properties (the violation of which would have a Material Adverse Effect on its business), nor has it received any notice of violation with which it has not complied.

    For purposes of this Agreement, “Permitted Liens” means Lien for Taxes not yet due or payable; inchoate mechanic and materialmen liens for construction in progress; inchoate workmen’s, repairmen’s, warehousemen’s and carrier’s liens arising in the ordinary course of business; and minor imperfections of title which do not, individually or in the aggregate, (i) have a Material Adverse Effect, (ii) materially impair the current business operations conducted on the affected property or (iii) materially reduce the value of, or have a Material Adverse Effect on the ability to transfer, the affected property.

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        Section 2.10  Environmental Matters.

        (a)  During the period that the Company has leased or owned its properties or owned or operated any facilities, to the Knowledge of the Company, there have been no disposals, releases or threatened releases of Hazardous Materials (as defined below) on, from or under such properties or facilities. The Company has no Knowledge of any presence, disposals, releases or threatened releases of Hazardous Materials on, from or under any of such properties or facilities, which may have occurred prior to the Company having taken possession of any of such properties or facilities. For the purposes of this Agreement, the terms “disposal,” “release,” and “threatened release” shall have the definitions assigned thereto by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., as amended (“ CERCLA”). For the purposes of this Agreement “Hazardous Materials” shall mean any hazardous or toxic substance, material or waste which is or becomes prior to the Closing regulated under, or defined as a “hazardous substance,” “pollutant,” “contaminant,” “toxic chemical,” “hazardous materials,” “toxic substance” or “hazardous chemical” under (1) CERCLA; (2) any similar federal, state or local law; or (3) regulations promulgated under any of the above laws or statutes.

        (b)  None of the properties or facilities of the Company is in violation of any federal, state or local law, ordinance, regulation or order relating to industrial hygiene or to the environmental conditions on, under or about such properties or facilities, including, but not limited to, soil and ground water condition. During the time that the Company has owned or leased its properties and facilities, to the Company’s Knowledge, no third party, has used, generated, manufactured or stored on, under or about such properties or facilities or transported to or from such properties or facilities any Hazardous Materials.

        (c)  During the time that the Company has owned or leased its properties and facilities, to the Knowledge of the Company, there has been no litigation brought or threatened against the Company by, or any settlement reached by the Company with, any party or parties alleging the presence, disposal, release or threatened release of any Hazardous Materials on, from or under any of such properties or facilities.

        Section 2.11  Intellectual Property.

        (a)  The term “Intellectual Property” means any (i) patents, (ii) trademarks, service marks, trade names, brand names, trade dress, slogans, logos and internet domain names, (iii) inventions, discoveries, ideas, processes, formulae, designs, models, industrial designs, know-how, proprietary information, trade secrets, and confidential information (including customer lists, training materials and related matters, research and marketing and sales plans), whether or not patented or patentable, (iv) copyrights, writings and other copyrightable works and works in progress, databases and software, (v) all other intellectual property rights and foreign equivalent or counterpart rights and forms of protection of a similar or analogous nature or having similar effect in any jurisdiction throughout the world, (vi) all registrations and applications for registration of any of the foregoing, (vii) all common law trademarks and service marks used by the Company and (viii) any renewals, extensions, continuations, divisionals, reexaminations or reissues or equivalent or counterpart of any of the foregoing in any jurisdiction throughout the world. The term “Company IP ” means, except as otherwise modified below, any Intellectual Property used or held for use by the Company, in the conduct of their businesses as currently conducted and currently proposed to be conducted.

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        (b)   Section 2.11 (b) of the Company Disclosure Letter sets forth a true, correct and complete list (including, the owner, title, registration or application number and country of registration or application, as applicable) of all of the following Company IP: (i) registered trademarks owned by the Company, (ii) applications by the Company for trademark registration, (iii) domain names owned by the Company, (iv) patents owned by the Company, (v) applications by the Company for patents, (vi) registered copyrights owned by the Company (vii) applications by the Company for copyright registration and (viii) licenses of all Intellectual Property (other than off-the-shelf business productivity software that is the subject of a shrink wrap or click wrap software license agreement (“Desktop Software”)) to or from the Company. The Company has delivered or made available to Buyer prior to the execution of this Agreement true, complete and correct copies of all licenses of Company IP both to and from the Company, except Desktop Software.

        (c)  The Company IP constitutes all of the necessary Intellectual Property for the Company to operate its business as currently conducted and currently proposed to be conducted. The Company owns all legal and beneficial right, title and interests in the Company IP owned by it, and the Company has the valid, sole and exclusive right to use, assign, transfer and license all such Company IP owned by it for the life thereof for any purpose, free from (i) any Liens, other than Permitted Liens, and (ii) any requirement of any past, present or future royalty payments, license fees, charges or other payments, or conditions or restrictions whatsoever.

        (d)  All patent, trademark, service mark, copyright, patent and domain name registrations or applications set forth on Section 2.11 (b) of the Company Disclosure Letter are in full force and effect and have not been abandoned, dedicated, disclaimed or allowed to lapse for non-payment of fees or taxes or for any other reason.

        (e)  None of the Company IP owned by the Company has been declared or adjudicated invalid, null or void, unpatentable or unregistrable in any judicial or administrative proceeding. To the Knowledge of the Company, none of the Company IP used (but not owned) by the Company has been declared or adjudicated invalid, null or void, unpatentable or unregistrable in any judicial or administrative proceeding.

        (f)  The Company has not received any written notice of, or has Knowledge of, any infringement or misappropriation by or of, or conflict with, any third party with respect to the Company IP or Intellectual Property owned by any third party. The Company has not infringed, misappropriated or otherwise violated or conflicted with any Intellectual Property of any third party. The operation of the Company does not, as currently conducted and currently proposed to be conducted, infringe, misappropriate or otherwise violate or conflict with the Intellectual Property of any third party.

        (g)  Except as listed in Section 2.11 (g) of the Company Disclosure Letter, the transactions contemplated by this Agreement will not affect the right, title and interest of the Company in and to the Company IP, and the Company has taken all necessary action to maintain and protect the Company IP set forth on Section 2.11 (b) of the Company Disclosure Letter and, until the Effective Time, will continue to maintain and protect such Company IP so as to not materially adversely affect the validity or enforceability of such Company IP.

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        (h)  To the Knowledge of the Company, no officer, employee or director or the Company is obligated under any contract (including any license, covenant or commitment of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would conflict or interfere with the performance of such Person’s duties as an officer, employee or director of the Company, the use of such Person’s best efforts to promote the interests of the Company or the Company’s business as conducted or as currently proposed to be conducted by the Company. No prior employer of any current or former employee of the Company has any right, title or interest in the Company IP and to the Knowledge of the Company, no Person or entity has any right, title or interest in any Company IP owned by the Company. To the Knowledge of the Company, it is not and will not be with respect to the business as currently proposed to be conducted necessary for the Company to use any inventions of any of its employees made prior to their employment by the Company.

        Section 2.12  Material Agreements.

        (a)   Section 2.12 of the Company Disclosure Letter sets forth a true, correct and complete list of the following agreements (whether written or oral and including all amendments thereto) to which the Company is a party or a beneficiary or by which the Company or any of its assets are bound (collectively, the “ Material Agreements”):

        (i)  any real estate leases;

        (ii)  any other agreement for the provision of services by the Company that have accounted for revenues of more than $25,000 per annum during any month since the Balance Sheet Date;

        (iii)  any agreement creating, evidencing, securing, assuming, guaranteeing or otherwise relating to any debt for which the Company is liable or under which it has imposed (or may impose) a Lien, other than a Permitted Lien, on any of the assets, tangible or intangible, of the Company;

        (iv)  any capital or operating leases or conditional sales agreements relating to personal property of the Company;

        (v)  any supply or manufacturing agreements or arrangements pursuant to which the Company is entitled or obligated to acquire any assets from a third party with a fair market value in excess of $25,000;

        (vi)  any insurance policies;

        (vii)  any employment, consulting, noncompetition, or separation agreements or arrangements;

        (viii)  any agreement with or for the benefit of any Stockholder, officer, director or employee of the Company, or any Affiliate of the Company, or any Person controlled by such individual or family member thereof;

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        (ix)  any material license to which the Company is a party not otherwise disclosed on Section 2.11(b) of the Company Disclosure Letter;

        (x)  any agreement in which the Company has granted rights to license, sublicense or copy, “most favored nation” pricing provisions or exclusive marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

        (xi)  any written arrangement establishing a partnership or joint venture;

        (xii)  a list of all parties to any written arrangement concerning confidentiality, non-disclosure or noncompetition;

        (xiii)  any written arrangement under which the consequences of a default or termination could have a Material Adverse Effect on the Company; and

        (xiv)  any other agreement or arrangement pursuant to which the Company could be required to make or be entitled to receive aggregate payments in excess of $25,000 or entered into outside of the ordinary course of business.

    For purposes of this Agreement, “Affiliate” means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, any Person.

        (b)  Except as set forth in Section 2.12 (b) of the Company Disclosure Letter, the Company has delivered to or made available to Buyer a true, correct and complete copy of each Material Agreement and a written summary of each oral Material Agreement. With respect to each Material Agreement:

        (i)  each Material Agreement is legal, valid, binding and enforceable and in full force and effect with respect to the Company and, to the Knowledge of the Company, the written arrangement is legal, valid, binding and is enforceable and in full force and effect with respect to each other party thereto (in each case except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting the enforcement of creditor’s rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought);

        (ii)  each Material Agreement will continue to be legal, valid, binding and enforceable and in full force and effect against the Company, and to the Knowledge of the Company against each other party thereto, immediately following the Closing in accordance with the terms thereof (in each case except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting the enforcement of creditor’s rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought) as in effect prior to the Closing; and

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        (iii)  the Company is not in breach or default, and, to the Knowledge of the Company, no other party thereto is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration, under the written arrangement.

        Section 2.13  Insurance.

        (a)   Section 2.13 of the Company Disclosure Letter sets forth a true, correct and complete list of each insurance policy (including fire, theft, casualty, general liability, director and officer, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company is a party, a named insured, or otherwise the beneficiary of coverage at any time within the past year. Section 2.13 of the Company Disclosure Letter sets forth a true, correct and complete list of each Person required to be listed as an additional insured under each such policy. Each such policy is in full force and effect and by its terms and with the payment of the requisite premiums thereon will continue to be in full force and effect following the Closing.

        (b)  The Company is not in breach or default, and does not anticipate being in breach or default after Closing (including with respect to the payment of premiums or the giving of notices) under any such policy, and no event has occurred which, with notice or the lapse of time, or both, would constitute such a breach or default or permit termination, modification or acceleration, under such policy; and the Company has not received any written notice or, to the Knowledge of the Company, oral notice, from the insurer disclaiming coverage or reserving rights with respect to a particular claim or such policy in general. The Company has not incurred any material loss, damage, expense or liability covered by any such insurance policy for which it has not properly asserted a claim under such policy.

        Section 2.14  Litigation.

        (a)  Except as listed in Section 2.14 of the Company Disclosure Letter, there are no claims, actions, suits, proceedings or investigations of any nature pending or, to the Knowledge of the Company, threatened against the Company or any properties or rights of the Company, before any court, administrative, governmental or regulatory authority or body. The Company is not subject to any order, judgment, injunction or decree.

        (b)  There are no agreements or other documents or instruments settling any material claim, complaint, action, suit or other proceeding against the Company that require any ongoing obligation of the Company.

        Section 2.15  Employees.

        (a)  Set forth on Section 2.15 (a) of the Company Disclosure Letter is a true, correct and complete list of all current employees of the Company, including date of employment, current title and compensation (including commissions, bonus and other compensation), and date and amount of last increase in compensation. None of the Company’s employees are members of a labor union. The Company is not a party to any collective bargaining, union or labor agreements, contracts or other arrangements with any group of employees, labor union or employee representative and to the Knowledge of the Company, there is no organization effort currently being made by or on behalf of any labor union with respect to employees of the Company. The Company has not experienced, and to the Knowledge of the Company, there is no basis for, any strike, grievances, claims of unfair labor practices, material labor trouble, work stoppage, slow down or other interference with or impairment of the business of Company.

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        (b)  To the Knowledge of the Company, no employee has any plans to terminate employment with the Company within six months of the date hereof.

        (c)  The Company is in compliance in all material respects with all currently applicable laws and regulations respecting wages, hours, occupational safety, or health, fair employment practices, and discrimination in employment terms and conditions, and is not engaged in any unfair labor practice. There are no pending claims against the Company under any workers compensation plan or policy or for long term disability. Except as set forth on Section 2.15 (c) of the Company Disclosure Letter, there are no proceedings pending or, to the Knowledge of the Company, threatened, between the Company and its employees.

        (d)   Section 2.15 (d) of the Company Disclosure Letter sets forth a true, correct and complete list of Persons whose employment has been terminated by the Company in the 90 days pri or to date hereof.

        Section 2.16  Employee Benefits.

        (a)  Except as listed in the Company Disclosure Letter, neither the Company nor any predecessor in interest thereof has maintained, or currently maintains, any Employee Benefit Plan. At no time has the Company or any ERISA Affiliate been obligated to contribute to any “multi-employer plan” (as defined in Section 4001(a)(3) of ERISA). Neither the Company, nor any predecessor in interest thereof has any liabilities or obligations with respect to any Employee Benefit Plan.

        (b)   Section 2.16 (b) of the Company Disclosure Letter discloses each: (i) agreement with any director, executive officer or other key employee of the Company, including (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Company of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any Person may receive payments from the Company that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such Person’s “parachute payment” under Section 280G(b)(1) of the Code; and (iii) agreement or plan binding the Company, including any option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan, or any Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

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        (c)  For purposes of this Agreement:

        (i)  “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, options, or other forms of incentive compensation or post-retirement compensation; and

        (ii)  “ERISA Affiliate” means any entity which is a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes the Company.

        Section 2.17  Permits. Section 2.17 of the Company Disclosure Letter sets forth a true, correct and complete list of all material permits, licenses, registrations, certificates, orders or approvals from any Governmental Entity (including those issued or required under applicable export laws or regulations) (“Permits”) issued to or held by the Company. Such listed Permits are the only Permits that are required for the Company to conduct its business as presently conducted. Each such Permit is in full force and effect and to the Knowledge of the Company, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration. Each such Permit will continue in full force and effect following the Closing subject to the receipt of the consents set forth in Section 2.5.

        Section 2.18  Broker’s Fees. Except as set forth in Section 2.18 of the Company Disclosure Letter, the Company has no liability or obligation to pay any fees or commissions to any broker, investment banking firm, finder or agent with respect to the transactions contemplated by this Agreement.

        Section 2.19  Books and Records.

        (a)  To the Knowledge of the Company, the books, records and accounts of the Company (a) are in all material respects true, complete and correct, (b) have been maintained in accordance with sound business practices on a basis consistent with prior years, (c) are stated in reasonable detail and accurately and fairly reflect in all material respects the transactions and dispositions of the assets of the Company, and (d) accurately and fairly reflect in all material respects the basis for the Financial Statements.

        (b)  The Company has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management’s general or specific authorization; (b) transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and (ii) to maintain accountability for assets, and (c) the amount recorded for assets on the books and records of the Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

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        Section 2.20  Banking Relationships and Investments. Section 2.20 of the Company Disclosure Letter sets forth sets forth a true, correct and complete list of all banks and financial institutions in which the Company has an account, deposit, safe-deposit box or borrowing relationship, factoring arrangement or other loan facility or relationship, including the names of all persons authorized to draw on those accounts or deposits, or to borrow under loan facilities, or to obtain access to such boxes. Section 2.20 of the Company Disclosure Letter sets forth a true, correct and complete list of all certificates of deposit, debt or equity securities and other investments owned, beneficially or of record, by the Company (the “Investments ”). The Company has good and legal title to all Investments.

        Section 2.21  Disclosure. No representation or warranty by the Company contained in this Agreement, including any statement contained in the Company Disclosure Letter or any document delivered in connection herewith, contains any untrue statement of a material fact or omits to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein not misleading.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BUYER AND BUYER SUB

        Except as set forth in the Buyer Disclosure Letter attached to this Agreement (the “Buyer Disclosure Letter”), Buyer and Buyer Sub, jointly and severally, represent and warrant to the Company as follows:

        Section 3.1  Organization, Qualification and Corporation Power. Each of Buyer and Buyer Sub as of the date hereof (a) is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has the requisite corporate power and authority and any necessary governmental authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted and proposed to be conducted, and (b) is duly qualified as a foreign corporation to do business, and is in good standing, in each other jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except in the case of clause (b) for failures which, when taken together with all other such failures, would not have a Material Adverse Effect on Buyer. Buyer Sub is a wholly owned Subsidiary of Buyer.

        Section 3.2  Capitalization.

        (a)  The authorized capital stock of Buyer consists of 600,000,000 shares of common stock, $0.001 par value (the “Buyer Common Stock”), 5,000,000 shares of preferred stock, $0.001 par value (the “Buyer Preferred Stock ”) and 35,425 shares of Series A Convertible Preferred Stock, $0.001 par value (the “Series A Preferred Stock”). As of August 20, 2004, (i) 258,014,196 shares of Buyer Common Stock were issued and outstanding and 35,425 shares of Series A Preferred Stock were issued and outstanding, (ii) Options to purchase 8,471,037 shares of Buyer Common Stock have been granted and (iii) Warrants to purchase 30,603,537 shares of Buyer Common Stock have been granted. All of the issued and outstanding shares of Buyer Common Stock and Series A Preferred Stock (i) have been duly authorized and validly issued; (ii) are fully paid and nonassessable; (iii) are free and clear of all Liens, other than Permitted Liens; (iii) are not subject to any right of rescission, (iv) are not subject to preemptive rights by statute, the Certificate of Incorporation or Bylaws of Buyer or any agreement or document to which Buyer is a party or by which it is bound; (v) are free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests); and (vi) have been to Buyer’s Knowledge since December 31, 2003, and to Buyer’s actual knowledge prior to December 31, 2003, offered, issued, sold and delivered by Buyer in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of applicable federal and state securities laws. The certificates representing Buyer Common Stock are in proper form for the enforcement of the rights and limitations of rights pertaining to such shares which are set forth in Buyer’s certificate of incorporation, as amended, and bylaws. There are no declared or accrued but unpaid dividends with respect to any Buyer Common Stock. All shares of Buyer Common Stock were issued in compliance with applicable law. Except as disclosed on Section 3.2 (a) of the Buyer Disclosure Letter, Buyer is not under any obligation to register under the Securities Act any of its presently outstanding securities or any securities that may be subsequently issued.

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        (b)  Except as disclosed on Section 3.2 (b) of the Buyer Disclosure Letter and the Warrants issued pursuant to this Agreement, there are no existing (i) options, warrants, calls, preemptive rights, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating Buyer or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in, Buyer or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (ii) contractual obligations of Buyer or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of Buyer or any of its Subsidiaries or (iii) voting trusts or similar agreements to which Buyer or any of its Subsidiaries is a party with respect to the voting of the capital stock of Buyer or any of its Subsidiaries.

        (c)  All shares of Buyer Common Stock and Buyer Common Stock issuable upon exercise of the Warrants, when issued and delivered in compliance with the provisions of this Agreement and the Warrants, will be validly issued, fully paid and nonassessable. Such shares of Buyer Common Stock have been duly and validly reserved on the books and records of Buyer. Such shares of Buyer Common Stock will, upon issuance, be free of any Liens, encumbrances and other restrictions on transfer (other than normal restrictions on transfer under applicable federal and state securities laws). The shares of Buyer Common Stock issuable upon exercise of the Warrants are not and will not be subject to any preemptive rights or rights of first refusal.

        (d)  The authorized capital stock of Buyer Sub consists of 1,000 shares of common stock, $0.001 par value (the “Buyer Sub Common Stock”), of which 1,000 shares were issued and outstanding. Buyer owns all of the issued and outstanding shares of Buyer Sub Common Stock. Buyer owns all of the issued and outstanding shares of Buyer Sub Common Stock. All of the issued and outstanding shares of Buyer Sub Common Stock (i) have been duly authorized and validly issued; (ii) are fully paid and nonassessable; (iii) are free and clear of all Liens; and (iv) are free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). All shares of Buyer Sub Common Stock were issued in compliance with applicable law.

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        Section 3.3  Authority Relative to this Agreement. Each of Buyer and Buyer Sub has the necessary corporate power and authority to enter into this Agreement and, subject to the filing of the Merger Certificates, to carry out its obligations hereunder. The execution and delivery of this Agreement by Buyer and Buyer Sub and the consummation by them of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer and Buyer Sub and, subject to the filing of the Merger Certificates, no other corporate proceeding is necessary for the execution and delivery of this Agreement by Buyer and Buyer Sub, the performance by them of their respective obligations hereunder and the consummation by them of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and Buyer Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes a legal, valid and binding obligation of each of Buyer and Buyer Sub, enforceable against each in accordance with its terms, except that (a) the enforceability hereof may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereinafter in effect, affecting creditors’ rights generally, and (b) the general principles of equity (regardless of whether enforceability is considered at a proceeding at law or in equity).

        Section 3.4  No Conflict; Required Filings and Consents.

        (a)  The execution and delivery of this Agreement by each of Buyer and Buyer Sub do not, and the consummation by each of them of the transactions contemplated hereby will not, (i) conflict with or violate any law, court order, judgment or decree applicable to Buyer or Buyer Sub or by which any of their respective property is bound, (ii) violate or conflict with the certificate of incorporation or bylaws (or comparable organizational documents) of either Buyer or Buyer Sub, or (iii) result in any breach of, or constitute a default (or an event which with notice or lapse of time of both would become a default) under, or give to others any rights of termination or cancellation of, or result in the creation of a Lien on any of the properties or assets of Buyer or any of its Subsidiaries pursuant to, any contract, instrument, Permit or license to which Buyer or any of its Subsidiaries is a party or by which Buyer or any of its Subsidiaries or their respective property is bound, except in the case of clauses (i) and (iii) for conflicts, violations, breaches or defaults which, individually or in the aggregate, would not have or result in a Material Adverse Effect on Buyer.

        (b)  Except for the filing of the Merger Certificates, and applicable requirements, if any, under “takeover” or “blue sky” laws of various states, none of Buyer or Buyer Sub is required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby the failure of which to submit would, individually or in the aggregate, have or result in a Material Adverse Effect on Buyer. No waiver, consent, approval or authorization of any Governmental Entity or any third party is required to be obtained or made by Buyer or Buyer Sub in connection with its execution, delivery or performance of this Agreement the failure of which to obtain or make, individually or in the aggregate, would have or result in a Material Adverse Effect on Buyer.

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        Section 3.5  SEC Reports. Buyer is registered under the provisions of Section 12(g) or 15(d) of the Exchange Act, has filed all forms, reports, schedules, registration statements, proxy statements and other documents (including any document required to be filed as an exhibit thereto) required to be filed by Buyer with the Securities and Exchange Commission (“ SEC”) since December 31, 2003 and to the Company’s actual knowledge has filed all forms, reports, schedules, registration statements, proxy statements and other documents (including any document required to be filed as an exhibit thereto) required to be filed by Buyer with the SEC prior to December 31, 2003. All such required forms, reports, schedules, registration statements, proxy statements and other documents (including those that Buyer may file subsequent to the date hereof) are referred to herein as the “SEC Reports.” As of their respective dates the SEC Reports (including any financial statements or schedules included or incorporated by reference therein), and to the Company’s actual knowledge with respect to SEC Reports (including any financial statements or schedules included or incorporated by reference therein) filed prior to December 31, 2003, (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Buyer’s Common Stock is listed on the OTC Bulletin Board, and Buyer is not aware of any facts which would make Buyer’s Common Stock ineligible for quotation on the OTC Bulletin Board, nor has Buyer received any notice that Buyer Common Stock will be, or is reasonably likely to be, delisted from the OTC Bulletin Board. Buyer has taken no action, and has not failed to take any action, and has no present intention to take or fail to take any action, which would cause Buyer Common Stock to be delisted for trading on the OTC Bulletin Board.

        Section 3.6  Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of Buyer and its subsidiaries (including the notes thereto) included in the SEC Reports filed after December 31, 2003, and to the Company’s actual knowledge in the SEC Reports filed prior to December 31, 2003, have been prepared in conformity with GAAP applied on a consistent basis throughout the periods covered thereby (except, in the case of quarterly financial statements, as permitted by Form 10-QSB under the Exchange Act), fairly present the financial position of Buyer and its Subsidiaries at the dates thereof and the results of operations of Buyer and its Subsidiaries for the periods covered thereby (except that the interim financial statements do not contain the notes normally required by GAAP and subject, in the case of any interim financial statements, to normal year end adjustments), and are consistent with the books and records of Buyer and its Subsidiaries (which books and records are materially correct and complete).

        Section 3.7  Absence of Certain Changes. Except as listed in Section 3.7 of the Buyer Disclosure Letter, since March 31, 2004, Buyer and its Subsidiaries have conducted their respective businesses in all material respects only in the ordinary course consistent with past practice and, since such date, there has not been any Material Adverse Effect in the business of Buyer and its Subsidiaries taken as a whole.

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        Section 3.8  Litigation. Except as set forth in the SEC Reports, there is no action, suit or proceeding pending or, to the knowledge of Buyer, threatened against Buyer or any Subsidiary of Buyer that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or materially interfere with Buyer’s ability to consummate the transactions contemplated hereby and, to the knowledge of Buyer, there are no existing facts or circumstances that could reasonably be expected to result in such a claim. Buyer is not aware of any facts or circumstances which could reasonably be expected to result in the denial of insurance coverage under policies issued to Buyer or any Subsidiary of Buyer in respect of such actions, suits or proceedings except in any case as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither Buyer nor any Subsidiary of Buyer is subject to any outstanding order of any Governmental Authority which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or materially interfere with Buyer’s ability to consummate the transactions contemplated by this Agreement.

        Section 3.9  Buyer Sub. Buyer Sub is not and has never been a party to any material agreement and has not conducted any activities other than in connection with the organization of Buyer Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Buyer Sub has not incurred or assumed any expenses or liabilities prior to the Closing.

        Section 3.10  Broker’s Fees. None of Buyer, Buyer Sub or any other Subsidiary of Buyer has any liability or obligation to pay any fees or commissions to any broker, investment banking firm, finder or agent with respect to the transactions contemplated by this Agreement.

        Section 3.11  Restrictions on Transfer. Buyer and Buyer Sub have no Knowledge of any restrictions on the transfer of Buyer Common Stock issuable upon exercise of the Warrants, other than as required by law or as set forth in this Agreement.

        Section 3.12  Sufficient Funds. Buyer has or will have the funds necessary to pay the Cash Consideration at Closing.

        Section 3.13  Disclosure. No representation or warranty by Buyer or Buyer Sub contained in this Agreement, including any statement contained in the Buyer Disclosure Letter or any document delivered in connection herewith, contains any untrue statement of a material fact or omits to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein not misleading.

ARTICLE IV
FURTHER COVENANTS AND ASSURANCES

        Section 4.1  Securities Laws; Listing.

        (a)  Buyer and Buyer Sub will take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of Buyer Common Stock, the Warrants and the shares of Buyer Common Stock issuable upon exercise of the Warrants in connection with the Merger. The Company will use commercially reasonable efforts, at Buyer’s expense, to assist Buyer as may be necessary to comply with such securities and blue sky laws.

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        (b)  Buyer or any successor to Buyer shall continue to have its Common Stock registered under the Exchange Act and Buyer or such successor entity will file all reports required to be filed by it under the Securities Act and the Exchange Act, all to the extent required pursuant to Rule 144 to enable stockholders, who may receive Buyer Common Stock to sell Buyer Common Stock pursuant to Rule 144 adopted by the SEC under the Securities Act (as such rule may be amended from time to time) or any similar rule or regulation hereafter adopted by the SEC. Buyer shall furnish to any holder of shares of Buyer Common Stock promptly following such holders’ request, (i) a written statement by Buyer as to its compliance with the reporting requirements of Rule 144, (ii) a copy of the most recent annual or quarterly report of Buyer as filed with the Commission, and (iii) such other reports and documents as a holder may reasonably request in availing itself of any rule or regulation of the SEC allowing a holder to sell any such shares without registration. Buyer agrees to use its best efforts to facilitate and expedite transfers of the shares pursuant to Rule 144 under the Securities Act including the issuance of any required legal opinion, which efforts shall include timely notice to its transfer agent to expedite such transfers of Shares.

        (c)  Buyer shall maintain Buyer Common Stock’s authorization for quotation on the OTC Bulletin Board or any national securities exchange. Neither Buyer nor any of its Subsidiaries shall take any action which would be reasonably expected to result in the delisting or suspension of the Buyer Common Stock on the OTC Bulletin Board or any applicable national securities exchange. Buyer shall pay all fees and expenses in connection with satisfying its obligations under this Section 4.1 (c).

        Section 4.2  Public Announcements. Buyer and the Company will consult with each other before holding any press conferences, analyst calls or other meetings or discussions and before issuing any press release or other public announcements with respect to the transactions contemplated by this Agreement, including the Merger. The parties will provide each other the opportunity to review and comment upon any press release or other public announcement or statement with respect to the transactions contemplated by this Agreement, including the Merger, and will not issue any such press release or other public announcement or statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement will be mutually agreed upon prior to the issuance thereof. In addition, the Company will, and will cause its Subsidiaries to consult with Buyer regarding communications with customers, stockholders and employees relating to the transactions contemplated by this Agreement.

        Section 4.3  Adjustments in Merger Consideration. The Merger Consideration due and payable to the Company Shareholders in accordance with Section 1.6 will be adjusted as follows:

        (a)  Reductions in Merger Consideration After Closing. If the Audited Closing Balance Sheet (as defined below) reveals (i) long-term debt in excess of $210,000, (ii) cash and cash equivalents less than $1,550,000 or (iii) an Adjusted Working Capital Deficit (as defined herein), the General Escrow Cash shall be reduced by one dollar for every dollar of long-term debt in excess of $210,000, cash and cash equivalents less than $1,550,000 and/or Adjusted Working Capital Deficit on the Audited Closing Balance Sheet up to a maximum of $250,000.

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        For purposes of this Agreement, “Adjusted Working Capital Deficit” shall mean the difference between (x) the sum of the Company’s non-cash current assets and (y) the Company’s current liabilities; an Adjusted Working Capital Deficit shall be applied in this Section 4.3 if, and only if, the difference results in a negative number. For purposes of calculating the adjustments in this Agreement, any Adjusted Working Capital Deficit shall be measured as a positive number.

        (b)  Closing Balance Sheet. As soon as practicable (and in any event within sixty (60) days following the Closing), Buyer shall prepare and deliver to the Representative an audited balance sheet of the Company as at the Closing Date (the “Audited Closing Balance Sheet ”), together with a calculation of the Company’s Adjusted Working Capital Deficit as at the Closing Date and all work papers and back-up materials relating thereto. The Audited Closing Balance Sheet shall be prepared by Buyer’s outside auditors in accordance with GAAP in a manner consistent with the historical preparation of the Company Financial Statements. The Audited Closing Balance Sheet and the calculation of the Adjusted Working Capital Deficit shall be conclusiv e and binding on the parties hereto unless the Representative gives written notice of any objections thereto setting forth in reasonable detail the amounts in dispute and the basis for such dispute (a “Purchase Price Objection Notice”) to Buyer within thirty (30) days after its receipt of the Audited Closing Balance Sheet and calculation of Adjusted Working Capital Deficit. If the Representative delivers a Purchase Price Objection Notice as provided above, Buyer and the Representative shall attempt in good faith to resolve such dispute, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on Buyer and the Company Shareholders. If Buyer and the Representative are unable to resolve, despite good faith negotiations, all disputes reflected in the Purchase Price Objection Notice within ten (10) days thereafter (the “Purchase Price Resolution Period”), then Buyer and the Representative will, within ten (10) days after the expiration of the Purchase Price Resolution Period, submit any such unresolved dispute to a nationally recognized independent accounting firm which is that then engaged by, or who was not previously engaged by, Buyer or the Company (the Independent Accounting Firm”). Buyer and the Representative shall provide to the Independent Accounting Firm all work papers and back-up materials relating to the unresolved disputes requested by the Independent Accounting Firm to the extent available to Buyer or the Representative. Buyer and the Representative shall be afforded the opportunity to present to the Independent Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Independent Accounting Firm. The determination by the Independent Accounting Firm, as set forth in a notice to be delivered to Purchaser and Seller within thirty (30) days after the submission of the unresolved disputes to the Independent Accounting Firm, shall be final, binding and conclusive on the Purchaser and the Company. The fees and expenses of the Independent Accounting Firm shall be borne at the sole cost and expense of the Surviving Corporation.

        (c)  Release of General Escrow Cash. As soon as reasonably practical following the expiration of the General Escrow Cash Period, if there is no Purchase Price Objection, or as soon as reasonably practical following a determination by the Independent Accounting Firm regarding the resolution of the unresolved disputes described in Section 4.3 (b) above, Escrow Agent will release any remaining General Escrow Cash to the Company Shareholders by check.

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        Section 4.4  Reservation of Shares. Buyer shall at all times after the Closing Date, have authorized, and reserved for the purpose of issuance, no less than the sum of the number of shares of Common Stock issuable upon exercise of all issued Warrants.

        Section 4.5  Advisory Board; Board Representation.

        (a)  Commencing upon the Closing Date and until the earlier of (i) the expiration date of the Warrants or (ii) the date on which all of the Warrants have been exercised, Buyer shall provide notice of and invite (x) one designated representative of Spencer Trask Media and Communications Group, LLC and (y) one designated representative of VSPA Partners to attend and participate in all meetings of the Advisory Board of Buyer. All such designated representatives must be reasonably acceptable to Buyer. Buyer shall give such designated representatives copies of all notices, minutes, consents and other materials that it provides to the other members of the Advisory Board at the same time as such materials are provided to its members.

        (b)  For so long as at least 6,285,560 shares of Buyer Common Stock are held by Spencer Trask Media and Communications Group, LLC and Richard Ramlall collectively, on a fully-diluted basis, and at such time as the number of voting members of Buyer’s Board of Directors exceeds three persons, Spencer Trask Media and Communications Group, LLC shall have the right to designate one person to serve on the Board of Buyer, which representative shall be reasonably acceptable to the Board of Buyer. Once these conditions are met, the Board of Buyer shall nominate such representative to serve as a member of the Buyer’s Board and recommend his or her approval at the next annual meeting of Buyer’s stockholders.

        Section 4.6  Closing Capitalization Table. Buyer shall receive from the Company at the Closing, a capitalization table reflecting the number of shares of the Company capital stock, warrants, options and convertible securities outstanding immediately prior to the Closing.

        Section 4.7  Registration Statement. Within nine (9) months of the Closing Date, the Company shall prepare and file with the SEC a registration statement on Form S-3 or Form SB-2 (the “Registration Statement”) to register the shares issuable upon exercise of the Warrants. The Registration Statement shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder and applicable “blue sky” laws of various states. Each of the parties hereto shall use commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after the date of filing and to keep the Registration Statement effective as long as is necessary to allow the shares registered thereunder to be sold. Buyer shall furnish all information concerning Buyer as the Representative may reasonably request in connection with such actions and the preparation of the Registration Statement. Buyer will notify the Representative promptly upon the receipt of any comments from the SEC or its staff in connection with the filing of, or amendments or supplements to, the Registration Statement. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Registration Statement Buyer will promptly inform the Representative of such occurrence.

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        Section 4.8  Superior Offer.

        (a)  Nothing in this Agreement shall prevent the Board of Directors of the Company from withholding, withdrawing, amending or modifying its unanimous recommendation in favor of the Merger if (i) a Superior Offer (as defined below) is made to the Company and is not withdrawn, (ii) the Company shall have provided written notice to Buyer (a “Notice of Superior Offer ”) advising Buyer that the Company has received a Superior Offer, specifying all of the material terms and conditions of such Superior Offer and identifying the person or entity making such Superior Offer, (iii) Buyer shall not have, within five (5) business days of Buyer’s receipt of the Notice of Superior Offer, made an offer that the Company Board by a majority vote determines in its good faith judgment (based on the written advice of a financial adviser of national standing) to be at least as favorable to the Company’s stockholders as such Superior Offer (it being agreed that the Board of Directors of Company shall convene a meeting to consider any such offer by Buyer promptly following the receipt thereof), (iv) the Board of Directors of Company concludes in good faith, after consultation with its outside counsel, that, in light of such Superior Offer, the withholding, withdrawal, amendment or modification of such recommendation is required in order for the Board of Directors of Company to comply with its fiduciary obligations to the Company’s stockholders under applicable law and (v) the Company shall not have violated any of the restrictions set forth in this Section 4.8. The Company shall provide Buyer with at least two (2) business days prior notice (or such lesser prior notice as provided to the members of the Company’s Board of Directors but in no event less than twenty-four hours) of any meeting of the Company’s Board of Directors at which the Company’s Board of Directors is reasonably expected to consider any Acquisition Proposal (as defined in Section 6.1) to determine whether such Acquisition Proposal is a Superior Offer. In the event the Company, after complying with the requirements of this Section 4.8 (a) determines to pursue a Superior Offer (as defined herein), the Company shall have the right to terminate this Agreement subject to the provisions in Section 6.3(b).

    For purposes of this Agreement “Superior Offer” shall mean an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (i) a merger or consolidation involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 50% of the equity interest in the surviving or resulting entity of such transaction or (ii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or a two step transaction involving a tender offer followed with reasonable promptness by a cash-out merger involving the Company), directly or indirectly, of ownership of 100% of the then outstanding shares of capital stock of the Company or 100% of the Company’s assets, on terms that the Board of Directors of the Company determines, in its reasonable judgment (based on the written advice of its financial adviser) to be more favorable to the Company stockholders than the terms of the Merger; provided, however, that any such offer shall not be deemed to be a “Superior Offer” if any financing required to consummate the transaction contemplated by such offer is not committed and is not likely in the reasonable judgment of the Company’s Board of Directors (based on the advice of its financial adviser) to be obtained by such third party on a timely basis.

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        (b)  No Solicitation. From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to ARTICLE VI , the Company will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal (as hereinafter defined), (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, except as to the existence of these provisions, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Transaction; provided, however, that prior to the approval of this Agreement and the Merger by the Company Shareholders, this Section 4.8 (b) shall not prohibit the Company from furnishing information regarding Company and its subsidiaries to, or entering into discussions with, any person or group who has submitted (and not withdrawn) to the Company an unsolicited, written, bona fide Acquisition Proposal that the Board of Directors of the Company in good faith concludes (based on the written advice of its financial adviser) may constitute a Superior Offer if (1) neither the Company nor any representative of the Company and its subsidiaries shall have violated any of the restrictions set forth in this Section 4.8 (b), (2) the Board of Directors of the Company concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the Board of Directors of the Company to comply with its fiduciary obligations to the Company’s stockholders under applicable law, (3) prior to furnishing any such nonpublic information to, or entering into any such discussions with, such person or group, the Company gives Buyer written notice of the identity of such person or group and all of the material terms and conditions of such Acquisition Proposal and of the Company’s intention to furnish nonpublic information to, or enter into discussions with, such person or group, and the Company receives from such person or group an executed confidentiality agreement containing terms at least as restrictive with regard to the Company’s confidential information as the Confidentiality Agreement, (4) the Company gives Buyer at least two (2) business days advance notice of its intent to furnish such nonpublic information or enter into such discussions, and (5) contemporaneously with furnishing any such nonpublic information to such person or group, the Company furnishes such nonpublic information to Buyer (to the extent such nonpublic information has not been previously furnished by the Company to Buyer). The Company and its subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer, director or employee of the Company or any of its subsidiaries or any investment banker, attorney or other advisor or representative of the Company or any of its subsidiaries shall be deemed to be a breach of this Section 4.8 (b) by the Company.

        In addition to the obligations of the Company set forth in this Section 4.8 (b), Company as promptly as practicable shall advise Buyer orally and in writing of any request for information which the Company reasonably believes would lead to an Acquisition Proposal or of any Acquisition Proposal, or any inquiry with respect to or which the Company reasonably should believe would lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Acquisition Proposal or inquiry. The Company will keep Buyer informed as promptly as practicable in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

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        Section 4.9  Supplements to Disclosure Letters. Each party shall deliver to the other, as soon as possible after they become aware thereof, but not later than at the Closing hereof, supple-mental information updating the infor-mation set forth in the Disclosure Letters hereto, so that such Disclosure Letters supplemented by such information will be true and correct at the Closing as if then made; provided that the foregoing shall not be deemed to permit any transac-tion not otherwise permitted by this Agreement or to consti-tute a waiver by either party of any misrepresenta-tion or breach by the Company or Buyer of any agree-ment, covenant or warranty made herein. Each party agrees to disclose to the other any misrepresentation or breach of any covenant or warranty of the other when such breach becomes known to such party.

        Section 4.10  Tax and Financial Reporting. For all tax and financial reporting purposes, Buyer, Buyer Sub and the Company shall report the transaction as a reorganization under Section 368(a) of the Internal Revenue Code, and shall allocate the Merger Consideration, and (if applicable) report the value(s) of the respective components of the Merger Consideration, in the manner provided in Section 1.6.

ARTICLE V
CONDITIONS OF MERGER

        Section 5.1  Conditions to Obligations of Buyer and Buyer Sub to Effect the Merger. The obligations of Buyer and Buyer Sub to effect the Merger will be subject to the satisfaction or waiver of the following conditions prior to the Effective Time:

        (a)  Representations and Warranties. Those representations and warranties of the Company set forth in this Agreement (as qualified by the Company Disclosure Letter) will be true and correct as of the Closing Date (except to the extent such representations and warranties expressly relate to a specific date in which case such representations and warranties will be true and correct as of such date). Buyer shall receive a certificate to such effect executed by the Company’s Chief Executive Officer.

        (b)  Agreements and Covenants. The Company shall have performed in all material respects all obligations and complied in all material respects with all agreements and covenants of the Company required to be performed or complied with by it under this Agreement. Buyer shall receive a certificate to such effect executed by the Company’s Chief Executive Officer.

        (c)  Absence of Material Adverse Change. There shall not have been any Material Adverse Effect on the Company; provided, however , that a decline in revenues or profitability due to customer cancellation or delays in orders or delays in accepting orders or failure to place orders which are attributable to the public announcement or consummation of the Merger shall not be deemed to be a material adverse change.

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        (d)  Compliance with Law. There shall be no order, decree, or ruling by any court or governmental agency or threat thereof, or any other fact or circumstance, which would prohibit or render illegal the transactions contemplated by this Agreement.

        (e)  Government Consents. There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken such other action, as may be required to consummate the Merger by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, including but not limited to requirements under applicable federal and state securities laws.

        (f)  Consents. Buyer shall have received duly executed copies of all material third-party consents, approvals, assignments, waivers, authorizations or other certificates contemplated by this Agreement or the Buyer Disclosure Letter or reasonably deemed necessary by Buyer’s legal counsel to provide for the continuation in full force and effect of any and all material contracts and leases of the Company and for Buyer to consummate the transactions contemplated hereby in form and substance reasonably satisfactory to Buyer, except for such thereof as Buyer and the Company shall have agreed shall not be obtained, as contemplated by the Buyer Disclosure Letter.

        (g)  No Litigation. No third party litigation or proceeding shall be threatened or pending for the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement, or which could be reasonably expected to have a material adverse effect on the present or future operations or financial condition of the Company.

        (h)  Requisite Approvals. The principal terms of this Agreement and the Agreement of Merger shall have been approved and adopted by Company Shareholders, as required by applicable law and the Company’s Articles of Amendment and Restatement, and Bylaws, and by the Company’s Board of Directors.

        (i)  Certificate of Secretary. Buyer will have received from the corporate secretary of the Company a certificate (i) certifying the Company Articles of Amendment and Restatement, (ii) certifying the bylaws of the Company, (iii) certifying the resolutions of the board of directors of the Company, (vi) certifying the resolutions of the stockholders of the Company and (v) attesting to the incumbency of the officers of the Company.

        (j)  Dissenting Shares. The Company Dissenting Shares shall not constitute more than 2% of the total number of shares of the Company Stock outstanding immediately prior to the Effective Time.

        (k)  The Company Counsel Legal Opinion. Buyer will have received an opinion, dated the Closing Date, of counsel to the Company, in a form that is mutually acceptable to Buyer and the Company.

        (l)  Employment Agreement. The Surviving Corporation and Tom Mazerski will have agreed in principal on the terms of his employment, and shall have executed the Employment Agreement in a form that is mutually acceptable to Buyer and Tom Mazerski, dated on or before the Closing Date (to become effective on the Closing Date), between the Surviving Corporation and Tom Mazerski.

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        (m)  Termination of Rights. Any registration rights, rights of refusal, rights to any liquidation preference or redemption rights of any Stockholder shall have been terminated or waived as of the Closing.

        (n)  Accredited Investor Questionnaire. No more than thirty-five (35) Company Shareholders shall, in the aggregate, have failed to meet the definition of “accredited investor” within the meaning of Regulation D promulgated under the Securities Act, which accreditation shall have been determined by the delivery to the Company of an “accredited investor” questionnaire within thirty (30) days of the date of this Agreement. For purposes of determining the status of a Company Shareholder under this Section 5.1 (n), the failure to deliver a completed “accredited investor” questionnaire shall be deemed the failure of such Company Shareholder to meet the accreditation requirements under Regulation D promulgated under the Securities Act.

        (o)  Escrow. Buyer shall have received an Escrow Agreement executed by Buyer, SunTrust Bank and the Representative, providing for the escrow of the General Escrow Shares, Cash Consideration Escrow and General Escrow Cash on the terms and conditions of the Escrow Agreement in a form that is mutually acceptable to Buyer and the Company.

        Section 5.2  Conditions to Obligations of the Company to Effect the Merger. The obligations of the Company to effect the Merger will be further subject to the satisfaction or waiver of the following conditions prior to the Effective Time:

        (a)  Representations and Warranties. Those representations and warranties of Buyer and Buyer Sub set forth in this Agreement will be true and correct as of the Closing Date (except to the extent such representations and warranties expressly relate to a specific date in which case such representations will be true and correct as of such date). The Company shall receive a certificate to such effect executed by Buyer’s Chief Executive Officer.

        (b)  Agreements and Covenants. Buyer and Buyer Sub shall have performed in all material respects all obligations and complied in all material respects with all agreements and covenants of Buyer and Buyer Sub required to be performed or complied with by them under this Agreement. The Company shall receive a certificate to such effect executed by Buyer’s Chief Executive Officer.

        (c)  Absence of Material Adverse Change. There shall not have been any Material Adverse Effect on the business or financial condition of Buyer; provided, however , that a decline in revenues or profitability due to customer cancellation or delays in orders or delays in accepting orders or failure to place orders which are attributable to the public announcement or consummation of the Merger shall not be deemed to be a material adverse change.

        (d)  Compliance with Law. There shall be no order, decree, or ruling by any court or governmental agency or threat thereof, or any other fact or circumstance, which would prohibit or render illegal the transactions contemplated by this Agreement.

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        (e)  Government Consents. There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken such other action, as may be required to consummate the Merger by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, including but not limited to requirements under applicable federal and state securities laws.

        (f)  Consents. The Company shall have received duly executed copies of all material third-party consents, approvals, assignments, waivers, authorizations or other certificates contemplated by this Agreement or the Company Disclosure Letter or reasonably deemed necessary by the Company’s legal counsel to provide for the continuation in full force and effect of any and all material contracts and leases of Buyer and for the Company to consummate the transactions contemplated hereby in form and substance reasonably satisfactory to the Company, except for such thereof as Buyer and the Company shall have agreed shall not be obtained, as contemplated by the Buyer Disclosure Letter.

        (g)  No Litigation. No third party litigation or proceeding shall be threatened or pending for the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement, or which could be reasonably expected to have a material adverse effect on the present or future operations or financial condition of Buyer.

        (h)  Shareholder Approval. The principal terms of this Agreement and the Agreement of Merger shall have been approved and adopted by the Company Shareholders, as required by applicable law and the Company’s Articles of Amendment and Restatement and Bylaws The Merger shall have been approved by the Company Shareholders.

        (i)  Certificate of Secretary. The Company will have received from the corporate secretary of each of Buyer and Buyer Sub a certificate (i) certifying Buyer’s Certificate of Incorporation, Buyer’s Articles of Amendment and Restatement and Buyer Sub’s Certificate of Incorporation, (ii) certifying the bylaws of Buyer and Buyer Sub, (iii) certifying the resolutions of the board of directors of Buyer and Buyer Sub and (iv) certifying the resolutions of the stockholder of Buyer Sub.

        (j)  Employment Agreement. The Surviving Corporation and Tom Mazerski will have agreed in principal on the terms of his employment, and each shall have executed the Employment Agreement in a form that is mutually acceptable to Buyer and Tom Mazerski, dated on or before the Closing Date (to become effective on the Closing Date), between the Surviving Corporation and Tom Mazerski.

        (k)  Buyer Counsel Legal Opinion. The Company Shareholders will have received an opinion, dated the Closing Date, of counsel to Buyer and Buyer Sub, in a form that is mutually acceptable to Buyer and the Company.

        (l)  Escrow. The Company shall have received an Escrow Agreement executed by Buyer, SunTrust Bank and the Representative, providing for the escrow of the General Escrow Shares, Cash Consideration Escrow and General Escrow Cash on the terms and conditions of the Escrow Agreement in a form that is mutually acceptable to Buyer and the Company.

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ARTICLE VI
TERMINATION OF AGREEMENT

        Section 6.1  Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approvals of the Company Shareholders or Buyer:

        (a)  by mutual written consent duly authorized by the Boards of Directors of Buyer and the Company;

        (b)  by either the Company or Buyer if the Merger shall not have been consummated by September 30, 2004 for any reason; provided, however, that the right to terminate this Agreement under this Section 6.1 (b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

        (c)  by either the Company or Buyer if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

        (d)  by either the Company or Buyer, if the approval and adoption of this Agreement, and the approval of the Merger, by the Company Shareholders shall not have been obtained by reason of the failure to obtain the required vote at a meeting of the Company stockholders duly convened therefore or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 6.1 (d) shall not be available to Company where the failure to obtain the Company stockholder approval shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a material breach by the Company of this Agreement ;

        (e)  by Buyer (at any time prior to the adoption and approval of this Agreement and the Merger by the required vote of the Company Shareholders) if a Triggering Event (as defined below) shall have occurred or by the Company pursuant to Section 4.8;

        (f)  by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, or if any representation or warranty of Buyer shall have become untrue, in either case such that the conditions set forth in Section 5.2(a) and Section 5.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in Buyer’s representations and warranties or breach by Buyer is curable by Buyer through the exercise of its commercially reasonable efforts, then the Company may not terminate this Agreement under this Section 6.1 (f) prior to September 30, 2004 after delivery of written notice from the Company to Buyer of such breach, provided Buyer continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this paragraph 6.1 (f) if such breach by Buyer is cured during such cure period, or if the Company shall have materially breached this Agreement); or

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        (g)  by Buyer, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 5.1(a)   Section 5.1(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company through the exercise of its commercially reasonable efforts, then Buyer may not terminate this Agreement under this Section 6.1(g) by September 30, 2004 after delivery of written notice from Buyer to the Company of such breach, provided the Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that Buyer may not terminate this Agreement pursuant to this paragraph 6.1(g) if such breach by the Company is cured during such cure period, or if Buyer shall have materially breached this Agreement).

    For the purposes of this Agreement, a “Triggering Event” shall be deemed to have occurred if: (i) the Board of Directors of the Company or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Buyer its recommendation in favor of the adoption and approval of the Agreement or the approval of the Merger; (ii) the Company shall have failed to include in its communications with the Company Shareholders the recommendation of the Board of Directors of the Company in favor of the adoption and approval of the Agreement and the approval of the Merger; (iii) the Board of Directors of the Company fails to reaffirm its recommendation in favor of the adoption and approval of the Agreement and the approval of the Merger within 10 business days after Buyer requests in writing that such recommendation be reaffirmed at any time following the public announcement of an Acquisition Proposal; (iv) the Board of Directors of Company or any committee thereof shall have approved or publicly recommended any Acquisition Proposal; or (v) the Company shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Acquisition Proposal.

    For purposes of this Agreement, “Acquisition Proposal” shall mean any offer or proposal from a third party relating to: (A) any acquisition or purchase from the Company by any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 20% interest in the total outstanding voting securities of the Company or any of its subsidiaries; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition, or disposition of more than 50% of the assets of the Company; or (D) any liquidation or dissolution of the Company.

        Section 6.2  Notice of Termination. Any proper termination of this Agreement under Section 6.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 6.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 6.2, Section 6.3 and Section 5.1, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

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        Section 6.3  Fees and Expenses.

        (a)  General. Except as set forth in this Section 6.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated.

        (b)  Company Payments. In the event that this Agreement is terminated by Buyer or the Company, as applicable, pursuant to Sections 6.1(e) or Section 4.8(a), the Company shall promptly, but in no event later than two days after the date of such termination, pay Buyer a fee equal to $500,000 in immediately available funds (the “Termination Fee”). The Company acknowledges that the agreements contained in this Section 6.3 (b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Buyer would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner the amounts due pursuant to this Section 6.3 (b), and, in order to obtain such payment, Buyer makes a claim that results in a judgment against the Company for the amounts set forth in this Section 6.3 (b), the Company shall pay to Buyer its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 6.3 (b) at the prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made. Payment of the fees described in this Section 6.3(b) shall not be in lieu of damages incurred in the event of breach of this Agreement.

        (c)  Buyer Payments. In the event that this Agreement is terminated by Buyer or the Company as a result of the Buyer’s failure to close the Merger within fifteen (15) business days following the satisfaction of the conditions set forth in ARTICLE V , the Buyer shall immediately pay the Company the Termination Fee. Buyer acknowledges that the agreements contained in this Section 6.3 (a) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not enter into this Agreement. Accordingly, if the Buyer fails to pay in a timely manner the amounts due pursuant to this Section 6.3 (a), and, in order to obtain such payment, the Company makes a claim that results in a judgment against the Buyer for the amounts set forth in this Section 6.3 (a), Buyer shall pay to the Company its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 6.3 (a) at the prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made. Payment of the fees described in this Section 6.3(c) shall not be in lieu of damages incurred in the event of breach of this Agreement.

ARTICLE VII
SURVIVAL AND INDEMNIFICATION

        Section 7.1  Survival of Representations. Except for covenants that by their terms survive for a longer period, all representations, warranties and covenants of the parties contained in this Agreement will remain operative and in full force and effect, regardless of any investigation made by or on behalf of the other parties to this Agreement, until the earlier of the termination of this Agreement or August 31, 2005 (the “ Survival Period”), except for the representation and warranty in Section 2.10 for which the Survival Period will be four (4) years after the Closing Date, whereupon such representation and warranty will expire. The parties’ post-closing remedies for a breach are not limited by the pre-closing discovery of a breach. Notwithstanding anything to the contrary above, the Survival Period for the representation and warranty made in Section 2.3 will extend in perpetuity.

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        Section 7.2  Indemnification of Buyer. Subject to the limitations set forth in this Article VI, the Company agrees to indemnify and hold harmless Buyer and its officers, directors, agents and employees, and each Person, if any, who controls or may control Buyer within the meaning of the Securities Act from and against any and all claims, demands, actions, causes of actions, losses, costs, damages, liabilities and expenses including, without limitation, reasonable legal fees (hereinafter referred to as “Damages”) arising out of any misrepresentation or breach of or default in connection with any of the representations, warranties and covenants given or made by the Company in this Agreement or any certificate, document or instrument delivered by or on behalf of the Company pursuant hereto.

The foregoing are collectively referred to as the “Buyer Indemnity Claims.”

        Section 7.3  Indemnification of Company Shareholders and Indemnification of Company.

        (a)  Subject to the limitations set forth in this Article VI, Buyer and Buyer Sub agree to jointly and severally indemnify and hold harmless the Company and its officers, directors, agents and employees, from and against any and all Damages arising prior to the Closing out of any misrepresentation or breach of or default in connection with any of the representations, warranties and covenants given or made by Buyer or Buyer Sub in this Agreement or any certificate, document or instrument delivered by or on behalf of Buyer or Buyer Sub pursuant hereto.

        (b)  Subject to the limitations set forth in this Article VI, Buyer and Buyer Sub agree to jointly and severally indemnify and hold harmless the Company Shareholders from and against any and all Damages arising after the Effective Time out of any misrepresentation or breach of or default in connection with any of the representations, warranties and covenants given or made by Buyer or Buyer Sub in this Agreement or any certificate, document or instrument delivered by or on behalf of Buyer or Buyer Sub pursuant hereto.

The foregoing are collectively referred to as the “Company Indemnity Claims.”  The Company Indemnity Claims together with Buyer Indemnity Claims are collectively referred to as the “Indemnity Claims.”

        Section 7.4  General Notice and Procedural Requirements for Indemnity Claims. Notwithstanding the foregoing, the party or Person having the indemnity obligation under this Article VI (the “Indemnifying Party”), shall be obligated to indemnify and hold harmless the party or Person entitled to indemnity under this Article VI (the “Indemnified Party”), only with respect to any Indemnity Claims of which the Indemnified Party notifies with specificity the Indemnifying Party in accordance with Section 8.1 of this Agreement and, if applicable, within the following time period: (i) with regard to any representation or warranty under this Agreement, prior to the end of the Survival Period of such representation or warranty; or (ii) with regard to any covenant under this Agreement which by its terms expires, prior to the end of the survival period relating to such covenant.

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        Section 7.5  Notice and Procedural Requirements for Third Party Claims. If a complaint, claim or legal action is brought by a third party (a “Third Party Claim”) as to which an Indemnified Party is entitled to indemnification, the Indemnified Party shall give written notice of such Third Party Claim to the Indemnifying Party in accordance with Section 8.1 of this Agreement promptly after the Indemnified Party receives notice thereof, which notice shall include a copy of any letter, complaint or similar writing received by the Indemnified Party; provided however, that any failure to provide or delay in providing such information shall not constitute a bar or defense to indemnification except to the extent the Indemnifying Party has been prejudiced thereby.

    The Indemnifying Party shall have the right to assume the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of the Indemnifying Party’s election so to assume the defense of such Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense of such Third Party Claim except as hereinafter provided. If the Indemnifying Party elects to assume such defense and select counsel, the Indemnified Party may participate in such defense through its own separate counsel, but the fees and expenses of such counsel shall be borne by the Indemnified Party unless: (i) otherwise specifically agreed by the Indemnifying Party, or (ii) counsel selected by the Indemnifying Party determines that because of a conflict of interest between the Indemnifying Party and the Indemnified Party such counsel for the Indemnifying Party cannot adequately represent both parties in conducting the defense of such action. In the event the Indemnified Party maintains separate counsel because counsel selected by the Indemnifying Party has determined that such counsel cannot adequately represent both parties because of a conflict of interest between the Indemnifying Party and the Indemnified Party, then the Indemnifying Party shall not have the right to direct the defense of such Third Party Claim on behalf of the Indemnified Party.

    The failure of the Indemnifying Party to notify an Indemnified Party of its election to defend such Third Party Claim within thirty (30) days after notice thereof was given to the Indemnifying Party shall be deemed a waiver by the Indemnifying Party of its rights to defend such Third Party Claim.

    If the Indemnifying Party assumes the defense of a Third Party Claim, the obligations of the Indemnifying Party shall include taking all steps necessary in the defense of such Third Party Claim and holding the Indemnified Party harmless from and against any and all Damages caused or arising out of any settlement approved by the Indemnified Party or any judgment in connection with the claim or litigation.

    If the Indemnifying Party does not assume the defense of such Third Party Claim in accordance with this Section, the Indemnified Party may defend against such claim or litigation in such manner as it deems appropriate; provided, however, that the Indemnified Party may not settle such Third Party Claim without the prior written consent of the Indemnifying Party; provided that the Indemnifying Party may not withhold such consent unless it has provided security of a type and in an amount reasonably acceptable to the Indemnified Party for the payment of its indemnification obligations with respect to such Third Party Claim. The Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of Damages caused or arising out of any final nonappealable judgment rendered with respect to such Third Party Claim, and for all costs and expenses incurred by the Indemnified Party in the defense of such claim.

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    The Indemnifying Party may settle any Third Party Claim in its sole discretion without the prior written consent of the Indemnified Party, provided that such settlement involves only the payment of cash by the Indemnifying Party to the claimant and does not impose any other obligation on the Indemnifying Party or any liability or obligation on the Indemnified Party.

        Section 7.6  Notice and Procedural Requirements for Direct Claims. Any claim for indemnification by an Indemnified Party on account of Damages which do not result from a Third Party Claim (a “Direct Claim”) shall be asserted by giving the Indemnifying Party reasonably prompt notice thereof in accordance with Section 7.1 of this Agreement; provided, however, that any failure to provide, or delay in providing, such notification shall not constitute a bar or defense to indemnification except to the extent the Indemnifying Party has been prejudiced thereby. After receiving notice of a Direct Claim, the Indemnifying Party will have a period of thirty (30) days within which to respond in writing to such Direct Claim. If the Indemnifying Party rejects such claim or does not respond within such thirty (30) day period (in which case the Indemnifying Party will be deemed to have rejected such claim), the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Article VI.

        Section 7.7  Maximum Liability. Notwithstanding anything to the contrary herein, in no event will the Company indemnity obligations under this Article VI exceed the aggregate amount of $2,000,000 except in the case of fraud by the Company. Buyer’s recovery of the General Escrow Shares shall be the sole and exclusive remedy for the breach of a Company representation, warranty or covenant contained in this Agreement except for those claims made after the expiration of the General Escrow Period for a breach by the Company of a representation, warranty or covenant made in the case of an allegation of fraud by the Company, Section 2.3 or Section 2.10. In no event will Buyer’s indemnity obligations under this Article VI exceed the aggregate amount of $2,000,000 except in the case of fraud by Buyer or any claim against the validity of the Merger Consideration, except for any rights of the Company Shareholders to demand fair value in accordance with Maryland Law.

    Notwithstanding the market value of the General Escrow Shares, for purposes of calculating the indemnity obligations, the value of the General Escrow Shares shall be deemed to be $0.25 per share.

        Section 7.8  Basket. Notwithstanding anything to the contrary herein, in no event shall an Indemnifying Party have any liability for an indemnity obligation under this Article VI unless and until the Damages relating to the party’s Indemnity Claims exceed $250,000 in the aggregate, provided, however that the provisions of this Section 6.8 shall not be construed to apply to the adjustments in Section 4.3. From and after the time the aggregate Damages for an Indemnified Party’s Indemnity Claims exceed $250,000, the limitation set forth in this Section 6.8 shall be of no further force and effect and the Indemnifying Party shall be liable for the entire amount of the Damages, subject to the liability limitations of Section 6.7.

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ARTICLE VIII
GENERAL PROVISIONS

        Section 8.1  Notices. All notices and other communications given or made pursuant hereto will be in writing and will be deemed to have been duly given or made (a) as of the date delivered, if delivered personally or by overnight courier, (b) on the third Business Day after deposit in the U.S. mail, if mailed by registered or certified mail (postage prepaid, return receipt requested), or (c) when successfully transmitted by facsimile (with a confirming copy of such communication to be sent as provided in clauses (a) or (b) above), and, in each case to the parties at the following addresses or facsimile numbers (or at such other address for a party as will be specified by like notice, except that notices of changes of address will be effective upon receipt):

        (a)  If to Buyer or Buyer Sub:

Mobilepro Corp.
6701 Democracy Blvd., Suite 300
Bethesda, MD 20817
Attention:    Jay O. Wright, President and CEO
Facsimile:    (301) 315-9040

            With a copy (which will not constitute notice) to:

Schiff Hardin LLP
1101 Connecticut Ave., N.W., Suite 600
Washington, D.C. 20036
Attention:    Ernest M. Stern, Esq.
Facsimile:    (202) 778-6460

        (b)  If to the Company or the Company Shareholders:

CloseCall America, Inc.
101 A Log Canoe Circle
Stevensville, MD 21666
Attention:    Tom Mazerski
Facsimile:    (410) 604-0031

and

Spencer Trask Ventures
12310 Pinecrest Road, Suite 302
Reston, VA 20191
Attn.:    Richard Ramlall
Facsimile:   (703) 262-0115

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            With a copy (which will not constitute notice) to:

Katten Muchin Zavis Rosenman
575 Madison Avenue
New York, NY 10022
Attention:    Paul J. Pollock, Esq.
Facsimile:    (212) 894-5511

    For purposes of this Agreement, a “Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banking organizations in Washington, D.C. are authorized or required by law to close.

        Section 8.2  Expenses. Except as specifically set forth herein, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such fees, costs and expenses. The Company will have paid at or prior to Closing the fees, costs and expenses of The Windsor Group and Katten Muchin Zavis Rosenman and such fees, costs and expenses shall not be a deduction from the cash required to be delivered by the Company at the Closing in accordance with Section 4.3.

        Section 8.3  Amendment; Waiver.

        (a)  Prior to the Effective Time, any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Buyer and the Company.

        (b)  After the Effective Time, any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Buyer and the Company Shareholders (and/or any of their permitted successors or assigns) holding Buyer Common Stock and Buyer Common Stock issuable upon exercise of the Warrants representing a majority of all of the Merger Consideration.

        Section 8.4  Entire Agreement. This Agreement and the schedules and exhibits attached hereto, constitute the entire agreement and supersede any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

        Section 8.5  No Third-Party Beneficiaries. Except for the parties hereto and, where applicable, the Company Shareholders, this Agreement is not intended to confer upon any other Person any rights or remedies hereunder.

        Section 8.6  Assignment. This Agreement will not be assigned by operation of law or otherwise, except that Buyer and Buyer Sub may assign all or any of their rights hereunder to any Affiliate of Buyer; provided, however, that no such assignment will relieve the assigning party of its obligations hereunder. This Agreement will be binding upon, and will be enforceable by and inure to the benefit of the parties hereto and their respective successors and assigns.

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        Section 8.7  Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

        Section 8.8  Governing Law. This Agreement will be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State.

        Section 8.9  Headings; Interpretation. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include ,” “includes” or “including” are used in this Agreement, they will be understood to be followed by the words “without limitation.”

        Section 8.10  Construction. In the event of an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

        Section 8.11  Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which will constitute one and the same agreement.

        Section 8.12  Confidentiality. The Company and Buyer each recognize that they have received and will receive confidential information concerning the other during the course of the Merger negotiations and preparations. Accordingly, the Company and Buyer each agrees (a) to use its respective best efforts to prevent the unauthorized disclosure of any confidential information concerning the other that was or is disclosed during the course of such negotiations and preparations, and is clearly designated in writing as confidential at the time of disclosure, and (b) to not make use of or permit to be used any such confidential information other than for the purpose of effectuating the Merger and related transactions. The obligations of this section will not apply to information that (i) is or becomes part of the public domain, (ii) is disclosed by the disclosing party to third parties without restrictions on disclosure, (iii) is received by the receiving party from a third party without breach of a nondisclosure obligation to the other party or (iv) is required to be disclosed by law.

* * *

IN WITNESS WHEREOF, Buyer, Buyer Sub and the Company have executed this Agreement as of the date first written above.

MOBILEPRO CORP.

By:	/s/ Jay O. Wright
Name:	Jay O. Wright
Title:	President and CEO

MVCC ACQUISITION CORP.

By:	/s/ Kevin Kuykendall
Name:	Kevin Kuykendall
Title:	President

CLOSECALL AMERICA, INC.

By:	/s/ Tom Mazerski
Name:	Tom Mazerski
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]